As filed with the Securities and Exchange Commission on June 8, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZOSANO PHARMA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	45-4488360
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

34790 Ardentech Court

Fremont, California 94555

(Address of Principal Executive Offices)

(Zip Code)

Zosano Pharma Corporation Amended and Restated 2014 Equity and Incentive Plan

Inducement Stock Option Awards

(Full title of the plan)

John Walker

Chief Executive Officer

Zosano Pharma Corporation

34790 Ardentech Court

Fremont, California 94555

Telephone: (510) 745-1200

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Copies to:

Stacie S. Aarestad, Esq.

Jeffrey L. Quillen, Esq.

Foley Hoag LLP

Seaport West

155 Seaport Boulevard

Boston, Massachusetts 02210

(617) 832-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share	948,700 (2)	$4.24 (2)	$4,022,488.00 (2)	$500.80
Common Stock, par value $0.0001 per share	100,000 (3)	$4.27 (3)	$427,000.00 (3)	$53.16
Common Stock, par value $0.0001 per share	176,523 (4)	$4.12 (5)	$727,274.76 (5)	$90.55
Common Stock, par value $0.0001 per share	5,000 (6)	$27.20 (6)	$136,000.00 (6)	$16.93
Total:	1,230,223 shares	N/A	$5,312,762.76	$661.44

1.	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.
2.	Represents 948,700 shares of the registrant’s common stock underlying stock options previously granted under the Zosano Pharma Corporation Amended and Restated 2014 Equity and Incentive Plan (the “2014 Plan”) with an exercise price of $4.24 per share, subject to approval of an amendment to the 2014 Plan (the “Plan Amendment”). The Plan Amendment was approved by the stockholders on May 31, 2018. Solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act, the offering price per share and the aggregate offering price are based upon $4.24, which is the per share exercise price of the option.
3.	Represents 100,000 shares of the registrant’s common stock underlying stock options previously granted under the 2014 Plan with an exercise price of $4.27 per share, subject to approval of the Plan Amendment. The Plan Amendment was approved by the stockholders on May 31, 2018. Solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act, the offering price per share and the aggregate offering price are based upon $4.27, which is the per share exercise price of the option.
4.	Represents 25,223 shares of the registrant’s common stock issuable under the 2014 Plan as the result of an automatic annual increase on January 1, 2018 and an additional 151,300 shares of the registrant’s common stock issuable under the 2014 Plan as the result of the Plan Amendment, which was approved by the stockholders on May 31, 2018.
5.	The proposed maximum offering price per share has been estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee with respect to shares reserved for future issuance based on the average of the high and low price of the registrant’s common stock as quoted on the Nasdaq Capital Market on June 4, 2018.
6.	Represents 5,000 shares of the registrant’s common stock issuable upon exercise of a non-statutory stock options granted to two employees on June 13, 2017 as an inducement material to their acceptance of employment with the registrant, in accordance with the inducement grant exception under Nasdaq Rule 5635(c)(4). Solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act, the offering price per share and the aggregate offering price are based upon $27.20, which is the per share exercise price of the option.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Explanatory Note Pursuant to General Instruction E of Form S-8

This Registration Statement registers additional securities of the same class as other securities for which a Registration Statement filed on Form S-8 relating to our Amended and Restated 2014 Equity and Incentive Plan (the “2014 Plan”) is already effective. Pursuant to Instruction E to Form S-8, we incorporate by reference into this Registration Statement the contents of: (i) the Registration Statement we filed on Form S-8 (File No. 333-203039) with the Securities and Exchange Commission on March 26, 2015, in its entirety and including exhibits thereto, relating to the registration of 70,000 shares of our common stock, $0.0001 par value per share, authorized for issuance under the 2014 Plan and (ii) the Registration Statement we filed on Form S-8 (File No. 333-218502) with the Securities and Exchange Commission on June 5, 2017, in its entirety and including exhibits thereto, relating to the registration of 67,300 shares of our common stock, $0.0001 par value per share, authorized for issuance under the 2014 Plan and pursuant to non-statutory stock options granted to certain employees outside of the 2014 Plan, as an inducement material to their employment with the Company, in accordance with Nasdaq Rule 5635(c)(4). This Registration Statement provides for the registration of an additional 1,200,000 shares of our common stock authorized for issuance under the 2014 Plan pursuant to an amendment to the 2014 Plan adopted by our board and approved by the stockholders on May 31, 2018. All such shares figures included herein have been adjusted to give effect to the 1-for-20 reverse stock split effected on January 25, 2018.

On January 1, 2018, the number of shares of our common stock available for issuance under the 2014 Plan was automatically increased by an amount equal to three percent (3%) of the number of shares of common stock issued and outstanding on January 1, 2017. This Registration Statement also registers an additional 25,223 shares of our common stock resulting from the automatic annual increase effective as of January 1, 2018. Our board of directors adopted and our stockholders approved an amendment to the 2014 Plan on May 31, 2018 pursuant to which, effective January 1, 2019, the number of shares of our common stock available for issuance under the 2014 Plan will be subject to an automatic annual increase on each January 1st equal to the lesser of: (i) three and one-half percent (3.5%) of the number of shares of common stock issued and outstanding on the immediately preceding December 31st or (ii) such lesser number of shares of Stock as determined by the Compensation Committee.

In addition, this Registration Statement is being filed for the purpose of registering an aggregate of 5,000 shares of common stock issuable upon the exercise of two non-statutory stock options granted to certain employees, as an inducement material to their employment with the Company, in accordance with Nasdaq Rule 5635(c)(4).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Zosano Pharma Corporation (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2015 (File No. 001-36570)).

3.2	Amended and Restated Bylaws of Zosano Pharma Corporation (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2015 (File No. 001-36570)).

4.1	Specimen certificate evidencing shares of common stock of Zosano Pharma Corporation (incorporated by reference to Exhibit 4.1 to the registrant’s Amendment No. 3 to Registration Statement on Form S-1 filed with the SEC on July 25, 2014 (File No. 333-196983)).

5.1	Opinion of Foley Hoag LLP. Filed herewith.

23.1	Consent of Marcum LLP. Filed herewith.

23.2	Consent of Foley Hoag LLP (included in Exhibit 5.1). Filed herewith.

24.1	Power of attorney (included on signature page of this Registration Statement). Filed herewith.

99.1	Zosano Pharma Corporation Amended and Restated 2014 Equity and Incentive Plan (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on June 5, 2018 (File No. 001-36570))

99.2	Form of Zosano Pharma Corporation Nonstatutory Option Award Agreement for Inducement Option Awards (incorporated by reference to Exhibit 99.2 to the registrant’s Registration Statement on Form S-8 filed with the SEC on June 5, 2017 (File No. 333-218502)).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on June 8, 2018.

ZOSANO PHARMA CORPORATION

/s/ John Walker
Name: John Walker
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints John Walker as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Walker John Walker	President, Chief Executive Officer and Director (Principal Executive, Financial and Accounting Officer)	June 8, 2018

/s/ Steven A. Elms Steven A. Elms	Director	June 8, 2018

/s/ Kenneth R. Greathouse Kenneth R. Greathouse	Director	June 8, 2018

/s/ Joseph P. Hagan Joseph P. Hagan	Director	June 8, 2018

/s/ Troy Wilson Troy Wilson	Director	June 8, 2018

/s/ Kleanthis G. Xanthopoulos Kleanthis G. Xanthopoulos	Director	June 8, 2018